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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-26109 of Pacific Pharmaceuticals, Inc. (formerly Xytronyx, Inc.) on Form S-3 of our report dated May 2, 1997 (June 23, 1997 as to Note 8) and our report dated May 2, 1997 (June 23, 1997 as to the first paragraph of Note 8 and August 7, 1997 as to the second paragraph of Note 8), which reports include an explanatory paragraph referring to the activities of the Company as those of a development stage enterprise, appearing in the Annual Report on Form 10-K and on Form 10-K/A, respectively, of Pacific Pharmaceuticals, Inc. for the year ended March 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

San Diego, California
August 26, 1997